Filed pursuant to Rule 424(b)(3)
Registration No. 333-172049

PROSPECTUS

THT HEAT TRANSFER TECHNOLOGY, INC.

10,240,786 Shares of Common Stock

This prospectus relates to the resale of an aggregate of up to 10,240,786 shares of the common stock of THT Heat Transfer Technology, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

The shares of our common stock may be offered through public or private transactions at market prices prevailing at the time of sale, at a fixed price or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq Capital Market. The timing and amount of any sale are within the sole discretion of the selling stockholders, subject to certain restrictions. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “THTI.” On March 8, 2011, the closing sale price of our common stock as reported on the Nasdaq Capital Market was $3.60.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus and in our Annual Report on Form 10-K to read about risk factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 11 , 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
USE OF TERMS	1
OUR COMPANY	1
THE OFFERING	1
FORWARD-LOOKING STATEMENTS	1
RISK FACTORS	2
USE OF PROCEEDS	2
DIVIDEND POLICY	2
SELLING STOCKHOLDERS	2
PLAN OF DISTRIBUTION	4
LEGAL MATTERS	6
EXPERTS	6
WHERE YOU CAN FIND ADDITIONAL INFORMATION	6
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	6

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Obtain Additional Information.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data, and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

USE OF TERMS

Except as otherwise indicated by the context, all references in this prospectus to “THT,” “we,” “us,” “our,” “our Company,” or “the Company” are to THT Heat Transfer Technology, Inc., a Nevada corporation, and its consolidated subsidiaries. The terms “THT,” “we,” “us,” “our,” “our Company,” or “the Company” in each case do not include the selling stockholders.

OUR COMPANY

THT Heat Transfer Technology, Inc. is a Nevada holding company which conducts its operations through China-based operating subsidiaries. We are a provider of heat exchange products. A heat exchanger is a device built for efficient heat transfer from one medium to another. Through our Chinese operating subsidiary, Siping Juyuan, we design, manufacture and sell plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units, other heat exchanger products, and provide total heat exchange solutions.

We were originally incorporated in the state of Delaware in 2006, and changed our state of incorporation to Nevada on November 24, 2009. On June 30, 2009, we acquired Megaway International Holdings Limited, a British Virgin Islands company, in a reverse acquisition transaction. From and after the reverse acquisition, our business became the business of our indirect, wholly owned subsidiaries Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd. and Beijing Juyuan Hanyang Heat Exchange Equipment Co., Ltd.

Our corporate headquarters is located at THT Industrial Park, No.5 Nanhuan Road, Tiexi District, Siping, Jilin Province, People's Republic of China 136000. Our telephone number is (86) 459-8972870. We maintain a website at www.tht.cn that contains information about our Company, but that information is not a part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	10,240,786 shares
Use of proceeds

All of the proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock covered by this prospectus.

The Nasdaq Capital Market	Our common stock is quoted on the Nasdaq Capital Market under the symbol “THTI.”

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the important factors set forth below and in the documents incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, before investing in our common stock. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in us.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as “restricted shares” in the hands of the holders, except for those held by non-affiliates for a period of six months, calculated pursuant to Rule 144.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 10,240,786 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Option Agreements

On June 30, 2009, the sole shareholder of our wholly owned subsidiary Megaway International Holdings Limited, Wisetop International Holdings Limited, or Wisetop, entered into option agreements with the original founders (the "Founders") of our wholly owned subsidiary Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd., pursuant to which such founders were granted options, exercisable after 90 days, to purchase an aggregate of 10,240,786 shares of our common stock owned by Wisetop at $0.712 per share. The Founders may exercise the option at any time during the period commencing on September 28, 2009 and ending on June 30, 2011. In addition, the Founders may assign the options to any third party subject to compliance with applicable laws. The Founders may also designate a third party to receive all or any part of the option shares instead of the Founders upon the exercise of the option. The Founders exercised their options on December 17, 2010. On the same day, six of the Founders designated parts of their shares to third parties and kept some shares. Two of the Founders designated all of their option shares to third parties. The shares were issued to each holder on December 23, 2010.

Selling Stockholders

The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholders, sets forth information regarding the beneficial ownership of outstanding shares of our common stock owned by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Each of the selling stockholders, or their respective transferees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if any.

The number of shares disclosed in the table below as "beneficially owned" are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock held by that selling stockholder are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 20,453,500 shares of common stock outstanding as of March 8, 2011.

Unless otherwise indicated and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, unless otherwise indicated below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

Name	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering (1)
Pang, Liyan	303,400	303,400	0	*
Li, Shumin	246,666	246,666	0	*
Cai, Feng	17,267	17,267	0	*
Tian, Yongfu	337,933	337,933	0	*
Fang, Weixing	346,667	346,667	0	*
Yu, Xiaoqiu	560,771	560,771	0	*
Xing, Yuan	246,667	246,667	0	*
Zhang, Shuquan	345,333	345,333	0	*
Shen, Xiaohui	148,000	148,000	0	*
Ren, Juan	98,667	98,667	0	*
Zhou, Weiran	90,428	90,428	0	*
Wang, Jinghui	74,000	74,000	0	*
Yuan, Zheng	74,000	74,000	0	*
Li, Mu	49,333	49,333	0	*
Yu, Wenwu	24,667	24,667	0	*
Lin, Zhongjun	24,667	24,667	0	*
Dong, Yuxia	213,334	213,334	0	*
Zhao, Yazhou	24,667	24,667	0	*

Name	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering (1)
Chen, Jingxun	24,667	24,667	0	*
Li, Jingcai	29,600	29,600	0	*
Li, Hongliang	16,033	16,033	0	*
Zhang, Xinwei	14,800	14,800	0	*
Han, Wendong	14,800	14,800	0	*
Chen, Chunjiang	14,800	14,800	0	*
Ai, Lingqiao	11,100	11,100	0	*
Yang, Nanxiang	493,333	493,333	0	*
Zhao, Jinghua	505,667	505,667	0	*
Zhao, Yuanjian	493,333	493,333	0	*
Fang, Xiaomei	1,070,533	1,070,533	0	*
Jiang, Siqi	846,000	846,000	0	*
Li, Dongguang	493,333	493,333	0	*
Li, Dongming	394,667	394,667	0	*
Li, Jimin	690,666	690,666	0	*
Liu, Kai	140,600	140,600	0	*
Chen, Chunying	355,200	355,200	0	*
Ye, Cong	98,667	98,667	0	*
Zhan, Yanwen	59,200	59,200	0	*
Rong, Hui	224,467	224,467	0	*
Xu, Feng	303,401	303,401	0	*
Li Junru	27,133	27,133	0	*
Zhao, Jingyan	618,318	618,318	0	*
Li, Zhonglin	24,667	24,667	0	*
Zhou, Jie	24,667	24,667	0	*
Cui, Jiying	24,667	24,667	0	*
Total	10,240,786	10,240,786	0
*Less than 1%

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus was passed upon for us by Holland & Hart LLP, with the address at 5441 Kietzke Lane, Reno, Nevada 89511.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 incorporated in this prospectus by reference have been audited by the accounting firm of PKF, located in Hong Kong, a member firm of the PKF International Limited network of legally independent firms (“PKF”), an independent registered public accounting firm, and are incorporated in reliance upon their report dated March 29, 2010, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information regarding our company and the securities offered by this prospectus, we refer you to the registration statement, including the exhibits thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus.

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 17, 2010;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 16, 2010;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed on November 15, 2010;

  The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8- A filed on July 7, 2010 pursuant to Section 12(b) of the Exchange Act; and

  Our Current Reports on Form 8-K filed on May 17, 2010, August 16, 2010, November 3, 2010, November 15, 2010 and December 8, 2010.

All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus and any or all of the information that has been incorporated by reference in this prospectus at no cost by writing or calling us at our mailing address and telephone number: Jianjun He, THT Heat Transfer Technology, Inc., No.5 Nanhuan Road, Tiexi District Siping, Jilin Province 136000, People’s Republic of China, telephone: (86) 434-3265241.

You may read and copy all materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, all reports and documents that we have filed with the SEC can be obtained from the SEC’s Internet Site at http://www.sec.gov, or by visiting the “Investor Relations” section of our website at www.tht.cn.

10,240, 786 Shares

THT HEAT TRANSFER TECHNOLOGY, INC.

Common Stock

PROSPECTUS

 April 11, 2011